Exhibit 10.28

October 14, 2016

Jeffry Baker
6633 Whispering Woods Ct
Plano, TX 75024

RE:	Employment Terms and Conditions

Dear Jeff:
This letter of understanding (Letter") will summarize your compensation and other terms and conditions of your employment with Reverse Mortgage Solutions, Inc. ("RMS"), a subsidiary of Walter Investment Management Corp. ("Company"). Except where otherwise noted the effective date of this Letter is June 1, 2016.
Position
Effective October 13, 2016, your position is President of RMS, reporting to the Company's Chief Executive Officer or other executive as the Company may determine from time to time.
At-Will Employment
Your employment with RMS is at-will, meaning that either you or we may terminate the employment relationship at any time for any reason, with or without cause, and with or without advance notice to the other. Nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you for any specified period of time.
Base Salary
You will receive a gross monthly salary of $35,000, less withholdings, paid to you in the time and manner consistent with the Company's normal payroll practices.
Transaction Incentive
In addition to your base salary, you will be paid an incentive in connection with the completion of any transaction closed on or before May 31, 2017 that results in the sale of a significant portion of RMS's net assets ("Transaction") as follows:

•	$100,000 upon completion of the Transaction;

•	Additional $100,000 if the Transaction is completed at 6/30/16 Book Value for Net Assets sold; and

•	Additional incentive of up to 1% of any net after tax gain above the 6/30/16 Book Value of the net assets sold, up to a maximum of $200,000;

all for a maximum payment of $400,000, less withholdings ("Transaction Incentive") . In the event that your employment terminates for any reason prior to the close of the Transaction, the Transaction Incentive may be prorated based upon the status of the Transaction at the time of your termination of employment. In any event, the Transaction Incentive will be paid to you on the first administratively feasible payroll following the close of the Transaction.
Retention Bonus
So long as you remain actively employed by RMS in your current role until May 31, 2017, you will be paid a retention bonus in the amount of $180,000.00 minus applicable withholdings ("Retention Bonus"). The Retention Bonus shall be paid to you on the payroll for the pay period that includes May 31, 2017. In the event that your employment is terminated involuntarily without Cause prior to May 31, 2017, you will be eligible for a prorated Retention Bonus.
You understand that the Company does not maintain a formal retention bonus program or plan, and that your opportunity to receive the Retention Bonus is unique and not generally available to other employees. As such, as a further condition for entitlement to the Retention Bonus, You agree to keep this Letter, and the fact that you have been offered the Retention Bonus, confidential at all times during and after your employment, except that you may disclose it to your spouse, accountant and financial advisor.
Benefits and Severance Eligibility
In the Company's human resources system of record, you are classified as temporary, rendering you ineligible to participate in any of the Company's benefits plans. Likewise, as a temporary employee, you are ineligible for benefits under any Severance Policy or Plan sponsored by the Company or any of its parents, subsidiaries or affiliates.

Governing Law
This letter agreement shall be construed in accordance with the laws of the State of Texas, without regard to conflict of law provisions. All claims, disputes, disagreements and controversies arising out of this Agreement brought by either you or the Company (including for purposes of this paragraph any of its parents, affiliates, subsidiaries or successors) shall be brought only in a court of competent jurisdiction in Harris County, Texas and you and the Company hereby consent to the exclusive jurisdiction and venue of such courts.
Acknowledgment
Please indicate your agreement to the terms and conditions set forth in this Letter by signing below and returning to Human Resources.

If you have any questions, please contact me.

Sincerely,

/s/ Anthony Renzi

Anthony Renzi
Chief Executive Officer

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ACKNOWLEDGED AND AGREED TO:

/s/ Jeffry Baker

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